Exhibit 99.1

ASCENA RETAIL GROUP ADOPTS TAX BENEFITS PRESERVATION PLAN

MAHWAH, N.J., – May 26, 2020— ascena retail group, inc. (Nasdaq:ASNA) (“ascena” or the “Company”), today announced that its Board of Directors adopted a tax benefits preservation plan.

Under the tax benefits preservation plan, the Company will issue a dividend of one right for each share of its common stock held by stockholders of record as of the close of business on June 5, 2020.

The plan is designed to protect stockholder value by mitigating the likelihood of an “ownership change” that would result in significant limitations on the Company’s ability to use its net operating losses or other tax attributes to offset future income. The plan is similar to plans adopted by other public companies with significant net operating loss carryforwards. The tax benefits preservation plan provides, subject to certain exceptions, that if any person or group acquires 4.9% or more of the Company’s outstanding common stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing stockholders who hold 4.9% or more of the Company’s outstanding common stock as of the date of the plan will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of the Company’s common stock.

The plan will continue in effect until May 25, 2021, unless earlier terminated or the rights are earlier exchanged or redeemed by the Board of Directors.

Additional information with respect to the tax benefits preservation plan will be contained in the Current Report on Form 8-K that the Company is filing with the Securities and Exchange Commission. A copy of the Form 8-K can be obtained at the SEC’s Internet website at www.sec.gov.

Forward-Looking Statements

Certain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Forward-looking statements are statements related to future, not past, events, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range”. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that its projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K.

About ascena retail group, inc.

ascena retail group, Inc. (Nasdaq: ASNA) is a national specialty retailer offering apparel, shoes, and accessories for women under the Premium Fashion segment (Ann Taylor, LOFT, and Lou & Grey), Plus Fashion segment (Lane Bryant, Catherines and Cacique) and for tween girls under the Kids Fashion segment (Justice). ascena retail group, Inc. through its retail brands operates ecommerce websites and approximately 2,800 stores throughout the United States, Canada, and Puerto Rico.

For more information about ascena retail group, inc. visit: ascenaretail.com, AnnTaylor.com, factory.anntaylor.com, LOFT.com, outlet.loft.com, louandgrey.com, lanebryant.com, Catherines.com, and shopjustice.com.

CONTACT

For investors:	For media:
ICR Inc.	ascena retail group, inc.
Jean Fontana	Shawn Buchanan
Managing Director	Corporate Communications
(646) 277-1214	(212) 541-3418
Jean.Fontana@icrinc.com	Shawn_buchanan@ascenaretail.com